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DynaResource Reports Q2 2025 Results for the San Jose de Gracia Mine

All figures in United States Dollars (“USD”).

IRVING, TX / August 19, 2025 / DynaResource, Inc. (OTCQX:DYNR) (“DynaResource”, or the “Company”) is pleased to report results for the three months ending June 30, 2025 (“Q2 2025”) at the San Jose de Gracia (“SJG”) Mine located in the center of the Sierra Madre Occidental belt in Mexico. Results for the quarter demonstrate improved performance across several critical operational metrics due to the ongoing optimization program.

Q2 2025 Highlights:

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Revenue totaled $15.9 million, up 43% over Q2 2024 revenue of $11.1 million and up 16% over the previous quarter’s revenue of $13.7 million
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Net Operating Income of $2.7 million compared to a Net Operating Loss of $2.9 million in Q2 2024 and a Net Operating Income of $1.8 million in the previous quarter, showing continued improvement in overall operations at SJG
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Net Income of $0.5 million compared to and Net Loss of $2.9 million in Q2 2024 and a Net Income of $0.6 million in the previous quarter
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Profitability was impacted by a one-time settlement adjustment related to first quarter production of $1.4 million due to assay discrepancies
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Gold production of 5,701 ounces, down 18% from 6,994 ounces produced in Q2 2024 and in line with 5,781 ounces produced in the previous quarter
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Gold ounces sold for the quarter were 5,712, up 7% from 5,341 ounces in Q2 2024 and up 2% from 5,609 ounces in the previous quarter
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Milled throughput of 66,834 tons in Q2 2025, in line with 66,775 tons in Q2 2024 and 67,374 tons in the previous quarter
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Daily mill throughput averaged 734 tons per day, in line with 734 tons per day in Q2 2024 and 749 tones per day in the previous quarter
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Head grades of 3.63 g/t gold were inline compared to both comparative quarters

“We are pleased with the continued operational optimization progress made in the second quarter. Most notably, the significant development work completed during the quarter which led to the discovery of three new mineralized veins at two of our current mining deposits, which are currently being evaluated as potential additional high-grade ore sources,” stated Rohan Hazelton, President & CEO DynaResource. “While profitability was in line with the previous quarter, it was impacted by a one-time adjustment for a variance in the gold content that was realized upon final settlements from operations in the first quarter.

The Company continues to monitor its assaying processes to ensure improved accurate reporting of gold production going forward. Excluding this adjustment, net income increased significantly over the first quarter of 2025.”

Quarterly Results for the Three and Six Months Ended June 30, 2025:

		Three Months Ended		Six Months Ended
Key Operating Information	Unit	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024

					182
Ore mined	t	74,002	66,775	138,034	128,106
Mining rate	tpd	813	734	763	704

Ore Milled	t	66,834	66,775	134,208	128,106
Mill Throughput	tpd	734	734	741	704

Grade	g/t	3.63	3.91	3.63	4.17
Recovery Au	%	74.64%	74.31%	74.22%	76.84%
Gold Ounces Produced	oz	5,701	6,994	11,482	13,226
Gold Ounces Sold	oz	5,712	5,341	11,321	10,080

(1) Gold concentrate sold during the period does not equal gold concentrate recovered during the period due to timing of shipments to the buyer, the buyer’s payability discounts on gold concentrate purchases, and adjustments based on dry weight and final assay results under provisional settlement terms.

Three Months Ended	Six Months Ended
Corporate Financial Highlights	Unit	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024

Key Financial Data
Total revenue	$15,886,286	11,083,602	29,582,687	20,512,458
Total operating expenses	$13,138,764	13,969,239	25,007,659	27,486,952
Income (loss) from mining operations	$2,747,522	(2,885,637)	4,575,028	(6,974,494)
Net income (loss)	$504,022	(2,927,414)	1,105,398	(7,335,785)
Operating cash flows before change in non-cash working capital items	$2,853,115	(2,432,519)	4,360,849	(6,875,931)
Changes in working capital	$(1,716,510)	1,061,977	(1,399,139)	2,147,742
Cash flow used in operating activities	$1,136,605	(1,370,542)	2,961,710	(4,728,189)

Operational Performance Overview

During the second quarter of 2025, the Company continued to advance the optimization program at the SJG Mine. This program is focused on increasing process plant throughput and recoveries, improving maintenance and equipment utilization, and ultimately enhancing operational efficiencies and profit margins at the SJG Mine.

Operational results for Q2 2025 showed improved performance across several critical operational metrics due to the ongoing optimization program. The average underground development was 1,268 meters per month in Q2 2025, compared to 383 meters per month in Q2 2024. This increase allowed the mine to access over 20 production stopes. Expanded development work also led to the discovery of two new mineralized veins the Tres Amigos and La Mochomera mines which are currently being evaluated as potential additional high-grade ore sources. Process plant reliability also improved. Electrical refurbishment and preventative maintenance programs resulted in ball mill availability exceeding 91% for the quarter. Additionally, the flotation circuit underwent an optimization and refurbishment program, which required staged shutdowns of individual flotation cells for repair.

Milled ore for Q2 2025 was 66,834 tons (approximately 734 tons per day), consistent with Q1 2025 production of 67,670 tons. With the current high ball mill availability, the Company is evaluating cost-effective strategies to utilize additional processing capacity of approximately 100 wet tons per day. Gold metal recoveries for the quarter averaged 74.6%, similar to the 73.8% gold recovery achieved in Q1 2025.

During Q2 2025, metal production totaled 1,898 ounces of gold in April, 2,007 ounces in May, and 1,796 ounces in June. Total metal production for Q2 2025 was 5,701 ounces of gold, in line to Q1 2025 production of 5,781 ounces. The average gold feed grade was 3.63 g/t for Q2 2025 and Q1 2025.

Mine development for Q2 2025 was slightly ahead of budget with 3,804 meters of development completed, compared to 3,490 meters in Q1 2025. The completion of new development drifts enabled the Company to have more than 20 stopes into production by the end of the quarter. This additional mining flexibility is expected to positively impact ore tonnage and grades in the coming months. The Company has also completed a capital works program to enhance mine ventilation across all three mines. Improved ventilation time has resulted in an improvement in working conditions and faster re-entry times following blasting activities. Planning for a central Raise Bore ventilation shaft in the La Mochomera and San Pablo mine occurred during the quarter and this will further optimization the mine ventilation.

Detailed Activities by Deposit:

Tres Amigos

Original mine planning at Tres Amigos anticipated closure by the end of Q1 2025. However, geological reinterpretations and targeted short exploration drifts identified two additional mineralized structures – the Victoria and Alexa veins – located within 40 meters of existing underground infrastructure.

To date approximately 10,000 tonnes of high-grade ore has been extracted from this high-grade structure. In addition, a new ore drive was completed on the upper levels of the Tres Amigos North Zone, providing access to a high-grade ore face. Mining from this face contributed to Q1 2025 production and is expected to continue throughout 2025. This new access will also enable future diamond drilling to test the north and south extensions of the deposit, with the goal of increasing inventory.

San Pablo Viejo and San Pablo Sur

Throughout Q2 2025, the Company continued mining multiple faces at the San Pablo deposit while advancing development toward the deeper southern extensions.

San Pablo Viejo and San Pablo Sur are expected to remain the primary sources of gold production through 2025 and 2026, with additional upside potential beyond that horizon. Particularly promising is the South Extension at the 500 level, which could yield high-grade (“Bonanza”-style) gold mineralization in the short to mid-term. Ongoing development efforts are positioning the mine for continued growth, including expansion deeper into the La Mochomera vein system.

La Mochomera

The La Mochomera vein is also expected to be a significant source of gold production in 2025 and 2026, with especially promising high-grade potential at depth. During Q1 2025, development activities intersected a previously unrecognized high-grade mineralized structure, now designated as the “532 Vein”. The significance and potential of this new discovery are currently being evaluated.

San Jose de Gracia Gold Project S-K 1300 Technical Report Summary

Also in the quarter, the Company released its S-K 1300 Technical Report Summary (the “Report”) for the SJG Mine in Sinaloa Mexico. The Report includes the Company’s Initial Mineral Reserve Estimate, which outlines a high-grade Proven and Probable Mineral Reserve of 250,000 gold ozs for the San Jose de Gracia mine. This initial Mineral Reserve Estimate and Report was prepared by the independent firm P&E Mining Consultants Inc (“P&E”), with metallurgical test work completed by Sepro Systems Inc (“Sepro”) laboratories in Vancouver, B.C, and process plant review and operations aspects by D.E.N.M. Engineering Ltd.

Highlights Include:

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Proven & Probable Mineral Reserves of 1,607 k tonnes at 4.91 g/t gold, totaling 253,000 gold ounces.
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Indicated Mineral Resource of 286 k tonnes at 6.74 g/t gold and Inferred Mineral Resource of 97 k tonnes at 4.37 g/t gold.
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Life of Mine of 7-years based on current Mineral Reserves with excellent potential to extend along strike and adjacent to the existing underground mine infrastructure and in the wider San Jose de Gracia mine property.
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After-tax NPV of the Project is estimated at $84.4 million ($110.0 million pre-tax) under baseline scenarios of 5% discount rate and $2,500/oz Au. At a $3,000/oz gold price the after-tax NPV is estimated at $133.3 million ($183.6 million pre-tax).
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An Operating Cash Cost of $1,327 (US$/oz Au Eq) and an All-in Sustaining Cost of $1,720 (US$/oz Au Eq).
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Significant Upside - Gold price sensitivity with conservative pricing assumption ($2,500 oz Au ~25% below current spot gold price) used in the Report.
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Growth Potential – Mineral Reserves / Mineral Resources defined for only three of the mineralized structures in the San Jose de Gracia mine property, which historically hosted mining on a total of 20 discrete mineralized structures.

Further details can be found in the Report filed by the Company with the U.S. Securities and Exchange Commission on EDGAR, on May 20, 2025.

Outlook

With the development progress achieved in Q2 2025 and the increase in mining faces now available to the Company, management remains confident in the ongoing progress and long-term performance of the SJG mine. Production in the first half of the year was lower than expected. The Company’s focus for the remainder of the year is to further improve production and grade through the implementation of additional operational enhancements and underground development work, which may result in more downtime than originally anticipated. As a result, the Company has revised its 2025 annual production guidance to approximately 25,000 gold ounces, compared to previous guidance of 27,000-30,000 gold ounces. Due to capital improvement efforts and the resulting temporary impact on operating costs, the Company is not providing further guidance on 2025 AISC.

While the Company made significant headway in the second quarter of 2025, optimization efforts will continue to focus on improving gold ore grades to the mill, throughput rates, and recoveries. San Pablo Sur, San Pablo, La Mochomera and the Tres Amigos ore bodies are expected to remain the primary contributors to production in the year ahead. Further development in these areas will also be a key focus to access additional high-grade zones and mining faces.

The capital works program to add a primary gravity gold circuit to the processing plant is now on schedule for completion and commissioning in Q3 2025. The program involves the installation of three new Falcon gravity concentrators. These concentrators will be installed downstream of the ball mills to recover the significant portion of the free gold present in the San Pablo, San Pablo Sur, and La Mochomera deposits.

A new tailings dam was completed during Q3 2024, with an estimated storage capacity of 670,751 cubic meters, distributed over two stages to accommodate up to three years of additional tailings. The third-stage facility is currently in use, and planning for construction of the fourth stage is underway. The Company has also begun evaluating a potential location for a third tailings storage facility at the SJG mine. These studies include environmental and geotechnical surveys to identify a preferred site.

On behalf of the Board of Directors of DynaResource, Inc.
Rohan Hazelton
President & CEO

About DynaResource
DynaResource is a junior gold mining producer trading on the OTCQX under the symbol “DYNR”. DynaResource is actively mining and expanding the historic San Jose de Gracia gold mining district in Sinaloa, Mexico.

For More Information on DynaResource, Inc. please visit www.dynaresource.com, or contact:

Investor Relations:
Katherine Pryde

Investor Relations Manager
+1 972-869-9400
info@dynaresource.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION

This news release contains forward-looking statements within the meaning of Section 27 A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Certain information contained in this news release, including any information relating to future financial or operating performance may be deemed “forward-looking”. All statements in this news release, other than statements of historical fact, that address events or developments that DynaResource expects to occur, are “forward-looking information”. These statements relate to future events or future performance and reflect the Company’s expectations regarding the future growth, results of operations, business prospects and opportunities of DynaResource. These forward-looking statements reflect the Company’s current internal projections, expectations or beliefs and are based on information currently available to DynaResource. In some cases, forward-looking information can be identified by terminology such as “may”, “will”, “should”, “expect”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “projects”, “potential”, “scheduled”, “forecast”, “budget” or the negative of those terms or other comparable terminology. Certain assumptions have been made regarding the Company’s plans at the San Jose de Gràcia property. Many of these assumptions are based on factors and events that are not within the control of DynaResource and there is no assurance they will prove to be correct. Such factors include, without limitation: capital requirements, fluctuations in the international currency markets and in the rates of exchange of the currencies of the United States and México; price volatility in the spot and forward markets for commodities; discrepancies between actual and estimated production, between actual and estimated reserves and resources and between actual and estimated metallurgical recoveries; changes in national and local governments in any country which DynaResource currently or may in the future carry on business; taxation; controls; regulations and political or economic developments in the countries in which DynaResource does or may carry on business; the speculative nature of mineral exploration and development, including the risks of obtaining necessary licenses and permits, diminishing quantities or grades of reserves; competition; loss of key employees; additional funding requirements; actual results of current exploration or reclamation activities; changes in project parameters as plans continue to be refined; accidents; labor disputes; defective title to mineral claims or property or contests over claims to mineral properties. In addition, there are risks and hazards associated with the business of mineral exploration, development and mining, including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins, flooding and gold bullion losses (and the risk of inadequate insurance or inability to obtain insurance, to cover these risks) as well as those risks referenced in the Annual Report for DynaResource available at www.sec.gov. Forward-looking information is not a guarantee of future performance and actual results, and future events could differ materially from those discussed in the forward-looking information. All of the forward-looking information contained in this news release is qualified by these cautionary statements. Although DynaResource believes that the forward-looking information contained in this news release is based on reasonable assumptions, readers cannot be assured that actual results will be consistent with such statements. Accordingly, readers are cautioned against placing undue reliance on forward-looking information. DynaResource expressly disclaims any intention or obligation to update or revise any forward-looking information, whether as a result of new information, events or otherwise.